Exhibit 4.1

Description of Capital Stock

Bel Fuse Inc. (the “Company”) is authorized to issue 10,000,000 shares of Class A Common Stock, par value $0.10 per share (the “Class A Common Stock”), and 30,000,000 shares of Class B Common Stock, par value $0.10 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”). As of January 31, 2025, there were 2,115,263 shares of Class A Common Stock outstanding and 10,423,675 shares of Class B Common Stock outstanding.

The Company is also authorized to 1,000,000 shares of preferred stock, no par value (the “Preferred Stock”), none of which are outstanding.

Common Stock

Voting

Except as described below under the caption "Class B Protection," each share of Class A entitles the holder thereof to one vote per share on all matters on which shareholders are entitled to vote, including the election of directors. The Class B Common Stock does not entitle the holder thereof to any vote except as otherwise provided in the Company’s certificate of incorporation or as required by law.

Dividends and Other Distributions

Cash dividends are payable to the holders of Class A Common Stock and Class B Common Stock only as and when declared by the Board of Directors. Subject to the foregoing, cash dividends declared on shares of Class B Common Stock in any calendar year cannot be less than 5% higher per share than the annual amount of cash dividends per share declared in such calendar year on shares of Class A Common Stock. No cash dividends may be paid on shares of Class A Common Stock unless, at the same time, cash dividends are paid on shares of Class B Common Stock, subject to the annual 5% provision described above. Cash dividends may be paid at any time or from time to time on shares of Class B Common Stock without corresponding cash dividends being paid on shares of Class A Common Stock.

Each share of Class A Common Stock and Class B Common Stock is otherwise equal with respect to dividends (other than cash) and distributions (including distributions in connection with any recapitalization and upon liquidation, dissolution or winding up of the Company), except that dividends or other distributions payable on the Common Stock in shares of Common Stock may be made only as follows: (i) in shares of Class B Common Stock to the holders of both Class A Common Stock and Class B Common Stock; or (ii) in shares of Class A Common Stock to the holders of Class A Common Stock and in shares of Class B Common Stock to the holders of Class B Common Stock. The Company’s certificate of incorporation also provides that neither the Class A Common Stock nor the Class B Common Stock may be split, subdivided or combined unless the other is proportionately split, subdivided or combined.

The respective amounts of future dividends, if any, to be declared on each class of Common Stock depends on circumstances existing at the time, including the Company's financial condition, capital requirements, earnings, legally available funds for the payment of dividends and other relevant factors.

Merger and Consolidations

Each holder of Class B Common Stock is entitled to receive the same amount and form of consideration per share as the per-share consideration, if any, received by any holder of the Class A Common Stock in a merger or consolidation of the Company (whether or not the Company is the surviving corporation).

Class B Protection

The provisions described under this caption (the “Class B Protection Provisions”) may have an anti-takeover effect by making the Company a less attractive target for a takeover bid.

  For purposes of the Class B Protection Provisions, the following definitions apply:

"Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, control when used with respect to any specified Person means the possession of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms controlling and controlled have meanings correlative to the foregoing.

"4% Shareholder" means any Person that, alone or together with any Affiliate, or any member of the immediate family (or trusts for the benefit thereof) of any such Person or Affiliate, beneficially owned at June 9, 1998, at least 4% of the aggregate number of shares of the Company’s Common Stock then outstanding.

"1934 Act" means the Securities Exchange Act of 1934, as amended.

"Person" means any individual, partnership, joint venture, limited liability company, corporation, association, trust, incorporated organization, government or governmental department or agency or any other entity (other than the Company).

   For purposes of the Class B Protection Provisions as set forth in the Company’s certificate of incorporation, the following shares of Class A Common Stock are excluded for the purpose of determining the shares of Class A Common Stock beneficially owned or acquired by any Person or group but not for the purpose of determining shares outstanding:

(a) shares beneficially owned by such Person or group (or, in the case of a group, shares beneficially owned by Persons that are members of such group), immediately after the effective time of the recapitalization in 1998 when the Company caused each share of its Common Stock to be converted into one half share of Class A Common Stock and one half share of Class B Common Stock (the “Effective Time”);

(b) shares acquired by will or by the laws of descent and distribution, or by a gift that is made in good faith and not for the purpose of circumventing the Class B Protection Provisions, or by termination or revocation of a trust or similar arrangement or by a distribution from a trust or similar arrangement if such trust or similar arrangement was created, and such termination, revocation or distribution occurred or was effected, in good faith and not for the purpose of circumventing the Class B Protection Provisions, or by reason of the ability of a secured party (following a default) to exercise voting rights with respect to, or to dispose of, shares that had been pledged in good faith as security for a bona fide loan, or by foreclosure of a bona fide pledge which secures a bona fide loan;

(c) shares acquired upon issuance or sale by the Company;

(d) shares acquired by operation of law (including a merger or consolidation effected for the purpose of recapitalizing a Person or reincorporating a Person in another jurisdiction but excluding a merger or consolidation effected for the purpose of acquiring another Person);

(e) shares acquired in exchange for Common Stock by a holder of Common Stock (or by a parent, lineal descendant or donee of such holder of Common Stock who received such Common Stock from such holder) if the Common Stock so exchanged was acquired by such holder directly from the Company as a dividend on shares of Class A Common Stock;

(f) shares acquired by a plan of the Company qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, or any successor provision thereto, or acquired by reason of a distribution from such a plan;

(g) shares beneficially owned by a Person or group immediately after the Effective Time which are thereafter acquired by an Affiliate of such Person or group (or by the members of the immediate family (or trusts for the benefit thereof) of any such Person or Affiliate) or by a group which includes such Person or group or any such Affiliate; and

(h) shares acquired indirectly through the acquisition of securities, or all or substantially all of the assets, of a Person that has a class of its equity securities registered under Section 12 (or any successor provision) of the 1934 Act.

For purposes of calculating the number of shares of Common Stock beneficially owned or acquired by any Person or group in administering the Class B Protection Provisions:

(a) shares of Common Stock acquired by gift are deemed to be beneficially owned by such Person or member of a group if such gift was made in good faith and not for the purpose of circumventing the operations of the Class B Protection Provisions; and

(b) only shares of Common Stock owned of record by such Person or member of a group or held by others as nominees of such Person or member of a group and identified as such to the Company shall be deemed to be beneficially owned by such Person or group (provided that shares of Common Stock with respect to which such Person or member of a group has sole investment and voting power shall be deemed to be beneficially owned thereby).

Subject to the other definitional provisions applicable to the Class B Protection Provisions, "beneficial ownership" under the Class B Protection Provisions is to be determined pursuant to Rule 13d-3 (as in effect on February 1, 1996) promulgated under the 1934 Act, and the formation or existence of a "group" is to be determined pursuant to Rule 13d-5(b) (as in effect on May 1, 1998) promulgated under the 1934 Act, in each case subject to the following additional qualifications:

(a) relationships by blood or marriage between or among any Persons will not constitute any of such Persons as a member of a group with any such other Person(s), absent affirmative attributes of concerted action; and

(b) any Person acting in his or her official capacity as a director or officer of the Company shall not be deemed to beneficially own shares where such ownership exists solely by virtue of such Person's status as a trustee (or similar position) with respect to shares held by plans or trusts for the general benefit of employees or former employees of the Company, and actions taken or agreed to be taken by a Person in such Person's official capacity as an officer or director of the Company will not cause such Person to become a member of a group with any other Person.

If any Person or group (other than any 4% Shareholder) acquires after the Effective Time beneficial ownership of shares representing 10% or more of the then outstanding Class A Common Stock, and such Person or group (a "Significant Shareholder") does not then beneficially own an equal or greater percentage of all then outstanding shares of Class B Common Stock, all of which Class B Common Stock must have been acquired by such Person or group after the Effective Time, the Class B Protection Provisions require that such Significant Shareholder must, in order to maintain all of its voting power, make (within a ninety-day period beginning the day after becoming a Significant Shareholder) a public cash tender offer, in accordance with all applicable laws and regulations, to acquire additional shares of Class B Common Stock (a "Class B Protection Transaction"). The 10% ownership threshold of the number of shares of Class A Common Stock which triggers a Class B Protection Provision may not be waived by the Board of Directors, nor may this threshold be amended without shareholder approval, including a majority vote of the votes cast by the then outstanding shares of Class B Common Stock entitled to vote, tabulated separately as a class.

The Company’s certificate of incorporation contains several provisions describing the nature of the public cash tender offer to be made by a Significant Shareholder. If a Significant Shareholder fails to make a tender offer required by the Class B Protection Provisions, or to purchase validly tendered and not withdrawn shares (after proration, if any), the voting rights of all of the shares of Class A Common Stock beneficially owned by such Significant Shareholder which were acquired after the Effective Time are to be automatically suspended until completion of a Class B Protection Transaction or until divestiture of the excess shares of Class A Common Stock that triggered such requirement. To the extent that the voting power of any shares of Class A Common Stock is so suspended, such shares will not be included in the determination of aggregate voting shares for any purpose.

A Class B Protection Transaction is also required of any Significant Shareholder each time that the Significant Shareholder acquires after the Effective Time beneficial ownership of an additional amount of shares of Class A Common Stock equal to or greater than the next higher integral multiple of 5% in excess of 10% (e.g., 20%, 25%, 30%, etc.) of the outstanding shares of Class A Common Stock and such Significant Shareholder does not then own an equal or greater percentage of all then outstanding shares of Class B Common Stock that such Significant Shareholder acquired after the Effective Time. Such Significant Shareholder would be required to offer to buy that number of additional shares prescribed by a formula set forth in the Company’s certificate of incorporation.

The Class B Protection Provisions specifically exclude any 4% Shareholder.

Neither the Class B Protection Transaction requirement nor the related possibility of suspension of voting rights applies to any increase in percentage beneficial ownership of shares of Class A Common Stock resulting solely from a change in the total number of shares of Class A Common Stock outstanding, provided that any acquisition after such change which results in any Person or group having acquired after the Effective Time beneficial ownership of 10% or more of the number of then outstanding shares of Class A Common Stock (or, after the last acquisition which triggered the requirement for a Class B Protection Transaction, additional shares of Class A Common Stock in an amount equal to the next higher integral multiple of 5% in excess of the number of shares of Class A Common Stock then outstanding) is subject to any Class B Protection Transaction requirement that would be otherwise imposed. All calculations with respect to percentage beneficial ownership of issued and outstanding shares of either class of Common Stock are to be based upon the number of issued and outstanding shares reported by the Company on the last to be filed of (i) the Company's most recent Annual Report on Form 10-K, (ii) its most recent Quarterly Report on Form 10-Q, (iii) its most recent Current Report on Form 8-K, and (iv) its most recent definitive proxy statement filed with the SEC.

Convertibility

Except as described below, neither the Class A Common Stock nor the Class B Common Stock is convertible into another class of Common Stock or any other security of the Company.

The Class B Common Stock may be converted into Class A Common Stock on a share-for-share basis by resolution of the Board of Directors if, as a result of the existence of the Class B Common Stock, the Class A Common Stock or the Class B Common Stock or both become excluded from quotation on the NASDAQ National Market System or, if such shares are then quoted on another national quotation system or listed on a national securities exchange, from trading on the principal national quotation system or national securities exchange on which the shares are then traded.

In addition, if at any time, as a result of additional issuances by the Company of Class B Common Stock, repurchases by the Company of Class A Common Stock or a combination of such issuances and repurchases, the number of outstanding shares of Class A Common Stock as reflected on the stock transfer books of the Company falls below 10% of the aggregate number of outstanding shares of Class A Common Stock and Class B Common Stock, then immediately upon the occurrence of such event all of the outstanding shares of Class B Common Stock will be automatically converted into shares of Class A Common Stock, on a share-for-share basis. For purposes of the immediately preceding sentence, any shares of Class A Common Stock or Class B Common Stock repurchased or otherwise acquired by the Company and held as treasury shares will no longer be deemed "outstanding" from and after the date of acquisition.

Preemptive Rights

The Common Stock does not carry any preemptive rights enabling a holder thereof to subscribe for or receive shares of any class of stock of the Company or any securities convertible into shares of any class of stock of the Company.

Preferred Stock

Pursuant to the Company’s certificate of incorporation, the Company’s board of directors has the authority, without further action by the shareholders, to issue from time to time up to 1,000,000 shares of Preferred Stock in one or more series. The Company’s board of directors may designate the rights, preferences, privileges and restrictions of the Preferred Stock, including dividend rights, conversion rights, voting rights, redemption rights, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of any series. The issuance of Preferred Stock could have the effect of limiting dividends on the Class A Common Stock and Class B Common Stock, diluting the voting power of the Class A Common Stock, impairing the liquidation rights of the Class A Common Stock and Class B Common Stock or delaying, deterring or preventing a change in control. Such issuance could have the effect of decreasing the market price of the Class A Common Stock and Class B Common Stock.

Anti-takeover Effects of our Certificate of Incorporation and Bylaws and New Jersey Law

The Company’s certificate of incorporation and bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of the Company. These provisions and certain provisions of New Jersey law, which are summarized below, could discourage takeovers, coercive or otherwise. These provisions are also designed, in part, to encourage persons seeking to acquire control of the Company to negotiate first with the Company’s board of directors. The Company believes that the benefits of increased protection of its potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire the Company.

Dual class stock. As described above, the Company’s certificate of incorporation provides for a dual class common stock structure, which provides the holders of the Class A Common Stock (other than those whose right to vote has been suspended) significant influence over all matters requiring shareholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of the Company or its assets.

Issuance of undesignated preferred stock. As discussed above, the Company’s board of directors has the ability to designate and issue Preferred Stock with voting or other rights or preferences that could deter hostile takeovers or delay changes in the Company’s control or management.

Board classification. The Company’s certificate of incorporation provides that its board of directors is divided into three classes, one class of which is elected each year by the Company’s voting shareholders. The directors in each class serve for a three-year term. The Company’s classified board of directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company because it generally makes it more difficult for shareholders to replace a majority of the directors.

Greater Than Majority Vote. The Company’s certificate of incorporation provides that in addition to any other voting requirement imposed by law, by contract, by the Company’s certificate of incorporation or by the Company’s by-laws, specific greater than majority voting requirements will apply in order to approve certain “Business Combinations” (as defined in the Company’s certificate of incorporation) unless the applicable Business Combination is approved by a majority of the Company’s “Continuing Directors” (as defined in the Company’s certificate of incorporation) or the consideration payable to shareholders in the transaction meets certain stringent requirements. The specific greater than majority voting requirements mandate that (in the absence of such Board approval or satisfaction of the stringent consideration requirements) approval be granted by holders of (i) at least 80% of the shares entitled to vote on the transaction and (ii) at least a majority of the shares entitled to vote on the Business Combination excluding shares held by Related Persons (as defined in the Company’s certificate of incorporation) and their affiliates (with certain variances depending upon whether or not the Business Combination involves a liquidation or dissolution). This provision is intended to encourage potential bidders to negotiate with the Board and its representatives. This provision, and the New Jersey legislation described in the next two paragraphs, may have an anti-takeover effect with respect to transactions that the Company’s board of directors does not approve in advance and may discourage attempts that might result in a premium over the market price for the shares of Common Stock held by the Company’s shareholders.

New Jersey Legislation.  Similarly, for public companies incorporated in New Jersey (such as the Company), the New Jersey Business Corporation Act contains mandatory provisions that are designed to encourage potential bidders to negotiate with the board of directors and its representatives in connection with certain business combinations. The New Jersey Business Corporation Act provides that no such companies may engage in any “business combination” (as defined in the New Jersey Business Corporation Act) with any interested stockholder (generally a 10% or greater stockholder) of such companies for a period of five years following such interested stockholder’s stock acquisition date (as defined in the New Jersey Business Corporation Act), unless (x) such business combination is approved by the board of directors of such corporation prior to the interested stockholder’s stock acquisition date or (y) the transaction or series of transactions that caused the interested stockholder to become an interested stockholder is approved by the board of directors of the corporation prior to that stockholder’s stock acquisition date and a subsequent business combination is approved by (i) directors who are independent of the interested stockholder and (ii) holders of a majority of the voting shares (excluding the shares owned by the interested stockholder).

In addition, no such company may engage, after the five year period, in any business combination with any interested stockholder of such corporation other than: (i) a business combination approved by the board of directors prior to that stockholder’s stock acquisition date, (ii) a business combination approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by such interested stockholder, (iii) a business combination in which the interested stockholder pays a formula price designed to ensure that all other shareholders receive at least the highest price per share paid by such interested stockholder or (iv) a business combination that is approved by (a) directors who are independent  of the interested stockholder and (b) holders of a majority of the voting shares (excluding the shares owned by the interested stockholder) if the transaction or series of related transactions that caused the interested stockholder to become an interested stockholder was approved by the board of directors of such company prior to the consummation of such transaction or series of related transactions.

Limits on ability of shareholders to call a special meeting. Subject to provisions of New Jersey law that permit holders of at least 10% of the Class A Common Stock to petition a New Jersey court to order a special meeting of shareholders for good cause shown, the Company’s bylaws provide that special meetings of the shareholders may be called only by the president or a majority of the board of directors. This provision may delay the ability of the Company’s shareholders to force consideration of a proposal or for holders controlling a majority of the Class A Common Stock to take any action.

Requirements for advance notification of shareholder nominations and proposals. The Company’s bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors at the Company’s annual meeting of shareholders, other than nominations made by or at the direction of the Company’s board of directors. These advance notice procedures may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of the Company.

Election and removal of directors. Under the Company’s certificate of incorporation, newly created directorships on the board of directors may be filled only by the affirmative vote of three quarters of the directors then serving on the board of directors. Under the Company’s certificate of incorporation, directors may be removed by shareholders only for cause and only with the approval of holders of two-thirds of the shares entitled to vote on removal.

The provisions of New Jersey law and the provisions of the Company’s certificate of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they might also inhibit temporary fluctuations in the market price of the Common Stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in the Company’s management. It is also possible that these provisions could make it more difficult to accomplish transactions that shareholders might otherwise deem to be in their best interests.